EXHIBIT 99.5

                                                           FOR IMMEDIATE RELEASE


                                NTL INCORPORATED
               ANNOUNCES PRICING OF CONVERTIBLE SUBORDINATED NOTES

     New York, New York; (December 17, 1999) - NTL Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI) announced that it has priced an issue of $1 billion of 5.75% Convertible Subordinated Notes Due 2009 (the "Convertible Notes"). The Convertible Notes are convertible into NTL common stock and have a conversion price of $135.23 per share. On December 16, 1999, the last sale price of the Company's common stock on the Nasdaq National Market was $108.19 per share.

     The proceeds from the sale of the Convertible Notes will be used to partly finance NTL's CHF5.8 billion (approximately $3.7 billion) acquisition of the Cablecom Group, announced on December 13th. The closing of the sale of the Convertible Notes is expected to occur on December 22, 1999.

     The Convertible Notes and the common stock issuable on the conversion of the Convertible Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Convertible Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers".

                                   * * * * * *

For  further  information  contact:  In the U.S.:  John F.  Gregg,  Senior  Vice
President - Chief Financial Officer; Bret Richter, Director - Corporate Development; or Richard J. Lubasch, Executive Vice President - General Counsel at (212) 906-8440; in the UK: Alison Smith at (01252) 402662; or via e-mail at investor_relations@ntli.com.